UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 30, 2015 (September 30, 2015)

Date of Report (Date of earliest event reported)

Protective Life Insurance Company

(Exact name of registrant as specified in its charter)

Tennessee	001-31901	63-0169720
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2801 Highway 280 South

Birmingham, Alabama 35223

(Address of principal executive offices and zip code)

(205) 268-1000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement.

On September 30, 2015, Protective Life Insurance Company (“Protective Life”), a wholly-owned subsidiary of Protective Life Corporation (“Protective”), entered into a Master Agreement (the “Master Agreement”) with Genworth Life and Annuity Insurance Company (“GLAIC”). Pursuant to the Master Agreement, Protective Life agreed to enter into a reinsurance agreement (the “Reinsurance Agreement”) under the terms of which Protective Life will coinsure certain term life insurance business of GLAIC (the “GLAIC Block”). The base ceding commission payable for the reinsurance of the GLAIC Block, excluding certain adjustments, is expected to be approximately $63 million. Protective’s total capital investment is estimated to be approximately $661 million.

The closing of the transactions under the Master Agreement, including execution of the Reinsurance Agreement by Protective Life and GLAIC, is conditioned on, among other things, receipt of approvals from certain regulatory authorities, recapture of business from GLAIC’s affiliates, and satisfaction of other customary closing conditions. The closing is expected to occur in the first quarter of 2016.

Subject to receipt of required regulatory approvals, Protective Life intends to enter into a transaction with a term of up to 20 years involving, among other parties, its indirect wholly owned-subsidiary, Golden Gate Captive Insurance Company (“Golden Gate”), and a syndicate of third-party risk takers, to finance up to $2.2 billion of “XXX” reserves related to the acquired GLAIC Block and the other term life insurance business currently reinsured by Golden Gate. Although Protective intends to execute the financing transaction concurrently with its entry into the Reinsurance Agreement, the closing of the transactions under the Master Agreement, including execution of the Reinsurance Agreement, is not conditioned upon the consummation of the financing transaction.

The Master Agreement contains customary representations and warranties as well as customary covenants by each of the parties, including, among others, covenants concerning the operations of the GLAIC Block in the ordinary course of business pending closing and providing for mutual rights to information and cooperation among the parties. The representations and warranties in the Master Agreement are the product of negotiation among the parties to the Master Agreement and are for the sole benefit of such parties. Any inaccuracies in such representations and warranties are subject to waiver by such parties in accordance with the Master Agreement without notice or liability to any other person. In some instances, the representations and warranties in the Master Agreement may represent an allocation among the parties of risk associated with particular matters, and the assertions embodied in those representations and warranties are qualified by information disclosed by one party to the other in connection with the execution of the Master Agreement. Consequently, persons other than the parties to the Master Agreement may not rely upon the representations and warranties in the Master Agreement as characterizations of actual facts or circumstances as of the date of the Master Agreement or as of any other date. Each of Protective Life and GLAIC has agreed to indemnify the other for breaches or inaccuracies of its representations, warranties, and covenants as well as for certain other specified matters.

The above description of the Master Agreement and the Reinsurance Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Master Agreement and the Reinsurance Agreement, copies of which will be filed as an exhibit to Protective Life’s quarterly report on Form 10-Q for the quarter ended September 30, 2015.

Item 8.01 Other Events.

On September 30, 2015, Protective issued a press release titled “Protective to Acquire Blocks of Business from Genworth”. A copy of such press release is attached to this Current Report on Form 8-K as Exhibit 99.1, and is incorporated by reference herein.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K includes “forward-looking statements” that may express expectations of future events and results regarding the proposed transactions, including but not limited to statements regarding the expected benefits and costs of the proposed transactions, the ability to complete the proposed transactions, and the expected timing of the completion of the proposed transactions.  All statements that express expectations for and results of future events rather than historical facts are forward-looking statements that may involve certain risks and uncertainties.  Protective Life cannot give assurance that such statements will prove to be correct.  The factors that could affect the future events include, but are not limited to, general economic conditions and the following known trends and uncertainties: Protective Life may not be able to complete the transactions due to, among other things, the inability of the parties to satisfy the various closing conditions, including the receipt of required regulatory approvals; completion of the transactions may be more costly or may take longer than expected; the financing structure of the transactions may be different than currently contemplated; and the actual financial results of the transactions could differ materially from Protective Life’s expectations and may be impacted by items not taken into account.  In addition, please refer to Part I, Item 1A, Risk Factors, of Protective Life’s most recent Form 10-K;

Part II, Item 1A, Risk Factors, of Protective Life’s subsequent quarterly reports on Form 10-Q; and Protective Life’s reports filed on Form 8-K for more information about risk factors. Protective Life assumes no obligation and does not intend to update these forward-looking statements.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits:

99.1 — Press Release issued by Protective Life Corporation, dated September 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROTECTIVE LIFE INSURANCE COMPANY

/s/ Steven G. Walker
Steven G. Walker
Senior Vice President, Controller
and Chief Accounting Officer

Date:  September 30, 2015